Exhibit 4.1

Amended Share Incentive Plan

DINGDONG (CAYMAN) LIMITED

2020 Share Incentive Plan

1.	Introduction

1.1

This Plan is the share incentive plan (the “Plan”) of Dingdong (Cayman) Limited, an exempted company duly incorporated and validly existing under the laws of the Cayman Islands, with its registered number SI-343779, (the “Company”). The Plan is the successor to that certain version thereof that became effective on September 5, 2020, and any predecessor versions thereof (collectively, the “Prior Plan”), it being understood that the provisions of the Prior Plan shall no longer remain in effect upon the Effective Date.

1.2

The purpose of this Plan is to promote the success of the Company by enhancing the Company’s value of “going hand in hand towards the same goal to achieve success” and building a “strivers-oriented” culture, combining the development of the Company with the personal development of employees, and linking the interests of the Company to those of employees.

2.	Definitions

2.1	The following terms used in this Plan shall have the meanings specified below:

“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 3. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 3.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties;

“Applicable Laws” means the legal requirements relating to the Plan and the Options under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction where Options are granted under the Plan;

“Award Agreement” shall mean the Notice of Grant, Notice of Exercise, and any other written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Option granted, including through electronic medium, which shall contain such terms and conditions with respect to an Option as the Administrator shall determine their consistency with the Plan;

“Board” shall mean the board of directors of the Company;

“Committee” shall have the meaning set forth in Section 3.2;

“Effective Date” shall have the meaning set forth in Section 15.1;

“Founding Shareholder” shall mean Mr. Changlin Liang;

“Group” shall mean the Company and its subsidiaries;

“Incentive Recipient” shall have the meaning set forth in Section 5.1;

“Notice of Exercise” shall have the meaning set forth in Section 9.3;

“Notice of Grant” shall have the meaning set forth in Section 5.2;

“Option” shall mean a right granted under this Plan to purchase the Shares;

“Performance Eligibility Standards” shall mean, with respect to any Incentive Recipient, the Company considers that such Incentive Recipient has achieved Level A (or its equivalent level under the Group’s future updated or adjusted performance or assessment standards) or above under the standards set by the Group with respect to such Incentive Recipient (such as the standards for the company value assessment and annual performance assessment);

“Plan Period” shall have the meaning set forth in Section 3.1;

“Share” shall mean an ordinary share in the share capital of the ESOP Platform (or the ordinary share with a different par value generated as a result of split, consolidation, reclassification or recapitalization of such Shares from time to time);

“Exercise Price” shall mean the price per Share determined pursuant to Section 10.1 and at which an Incentive Recipient purchases the Shares by exercising the Option;

“Fair Market Value” shall mean, as of a particular date, the closing sales price for such Shares of the Company (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on the website maintained by such exchange or market system or such other source as the Administrator deems reliable.

The headings of the Articles in this Plan are for convenience of reference only and shall be disregarded in construing this Plan. References to an Article is to an Article of this Plan.

3.	Term and Administration

3.1

Term of Plan. This Plan shall come into effect from the Effective Date, and shall remain in full force and effect thereafter for indefinite period in all aspects, provided, however, that the Administrator, in its sole discretion, may suspend or terminate the Plan at any earlier date pursuant to Article 12 hereof. Notwithstanding the foregoing, the administration of this Plan shall survive such termination, until all payment and exercise issues in connection with the Options granted prior to such termination have been completed.

3.2

Administrator. The Plan shall be administered by the Board or a committee of one or more members of the Board (the “Committee”) to whom the Board shall delegate the authority to grant or amend Options to Incentive Recipient other than any of the Committee members. Any grant or amendment of Options to any Committee member shall then require an affirmative vote of a majority of the Board members who are not on the Committee.

3.3

Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members of the Committee present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

3.4

Authority of Administrator. Subject to Applicable Laws and any specific designation in the Plan and each Award Agreement, and except as otherwise provided by the Board, the Administrator has the authority, in its discretion to:

(1)	designate eligible Incentive Recipient;

(2)	determine the number of Options to be granted and the number of Shares to which an Option will relate;

(3)

determine the terms and conditions of any Option granted pursuant to the Plan, including, but not limited to, the exercise price, manner of exercise, any restrictions or limitations on the Options, any schedule for vesting, lapse or cancellation of Options, or restrictions on the exercisability of an Option, and accelerations or waivers thereof, based in each case on such considerations as the Administrator in its sole discretion determines;

(4)	prescribe and approve the form of each Award Agreement, which need not be identical for each Incentive Recipient;

(5)	decide all other matters that must be determined in connection with an Option;

(6)	establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(7)	interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(8)	adjust the Exercise Price per Share subject to an Option; and

(9)	make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

3.5

Decisions Binding. The Administrator’s interpretation of the Plan, any Options granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

3.6

Delegation of Authority. To the extent permitted by Applicable Laws, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Options or to take other administrative actions pursuant to Article 3; provided, however, that in no event shall an officer of the Company or a member of the Board be delegated the authority to grant Options to or amend Options held by such officer or member of Board to whom authority to grant or amend Options has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 3.6 shall serve in such capacity at the pleasure of the Board and the Committee.

4.	Options

4.1

For the purpose of this Plan, the Founding Shareholder voluntarily contributes the ordinary shares of the Company indirectly held by him through EatBetter Holding Limited (the “ESOP Platform”) indirectly controlled by him to the Options under this Plan. Options may be granted to Incentive Recipients from time to time as determined by the Administrator. Unless otherwise agreed in this Plan, the Options granted to an Incentive Recipient or the Shares with respect to which the Options have been exercised shall not be transferred, pledged, mortgaged, hypothecated, exchanged or used for debt repayment. The Options may be exercised by the Incentive Recipients pursuant to the conditions and procedures set forth in this Plan, and transferred to the Shares held by the Incentive Recipients in the ESOP Platform.

4.2	Subject to Section 15.3, the maximum aggregate number of Shares which may be issued pursuant to the Plan is 40,181,400 Class A ordinary shares of the Company.

5.	Incentive Recipients

5.1

An incentive recipient (the “Incentive Recipient”) shall be an employee who has made an important contribution to the Group and met certain criteria, which criteria shall be determined solely by the Administrator.

5.2

With respect to the selection of Incentive Recipients under this Plan, the Administrator shall have the right to determine whether an employee is eligible to be an Incentive Recipient based on the Company’s overall business needs, and the employee’s value and performance. With respect to a selected Incentive Recipient, the ESOP Platform will issue a Notice of Grant of Options, substantially in the form attached hereto as Appendix 1 (the “Notice of Grant”) to the Incentive Recipient. The content in the Notice of Grant shall be confidential, and the Incentive Recipient shall perform confidentiality obligations.

5.3

The Administrator shall have the right to adjust the number and the manner of any Options to be granted in a year based on the actual situation, and the Administrator shall have the right to adjust the years in which the Options will be granted based on the Company’s actual situation, and the time and frequency to grant the Options in that specific year.

6.	Grant of Options

6.1

The Administrator shall have the right to grant the Options to any Incentive Recipient at any time or from time to time during the Plan Period based on conditions that it considers proper in accordance with the provisions of this Plan, which Options can be exercised by the Incentive Recipient to purchase the Shares in an amount as determined by the Administrator at the Exercise Price.

6.2

The ESOP Platform shall notify the Incentive Recipient in writing by a Notice of Grant of the number of the Options to be granted, exercise eligibility, Vesting Conditions and Exercise Price. Such notice shall come into effect after the ESOP Platform delivers, and the Incentive Recipient signs, the same.

6.3

An Incentive Recipient shall confirm his/her acceptance of such Option granting arrangement by signing the Notice of Grant and delivering the signed copy to the Company within 30 days of receipt of the Notice of Grant, otherwise such offer shall be deemed irrevocably rejected. The Options shall be deemed to be granted and accepted if relevant Notice of Grant signed by the Incentive Recipient is received by the Company on or prior to the acceptance deadline, and the Incentive Recipient shall exercise the Options pursuant to the method and rules set forth in this Plan.

7.	Option Pre-vesting Period

7.1

Unless otherwise agreed in this Plan, the option Pre-vesting Period shall be no longer than two years from the date on which the Options are granted to an Incentive Recipient pursuant to this Plan (the “Pre-vesting Period”), which means after the Incentive Recipient’s Pre-vesting Period begins, if the Incentive Recipient satisfies the following preconditions, he/she can enter vesting period. The Pre-vesting Period is set forth in the Notice of Grant issued by the ESOP Platform to the Incentive Recipient:

(1)

the employment relationship between the Incentive Recipient and the Group is not suspended or terminated, and the employment contract in effect has not been or will not possibly be subject to material changes as the Administrator reasonably determines, and the Incentive Recipient is serving the Group effectively with a position and responsibilities equal to or higher than those set for him/her when the Notice of Grant was issued;

(2)

during the Pre-vesting Period, the Incentive Recipient is not in violation of any laws, regulations, bylaws, policies of the Group (including the Company’s integrity policy and other relevant anti-corruption policies) and requirements or provisions in the employment contract;

(3)	such Incentive Recipient has met the Performance Eligibility Standards; and

(4)	the Incentive Recipient has met other conditions that the Administrator believes he/she should meet (the conditions from (1) to (4), the “Vesting Conditions”).

7.2	Acceleration of the Pre-vesting Period. An Incentive Recipient’s Pre-vesting Period shall accelerate and his/her vesting period can start, if:

(1)

during the Pre-vesting Period, the Incentive Recipient makes critical contributions to the Group (including obtaining material patents in relation to his or her employment, recovering material losses or achieving material economic interests), and the Administrator approves that his/her vesting period can start early; or

(2)	the Company or the ESOP Platform amends the Plan in its entirety and notifies the Incentive Recipient of the early start of his/her vesting period in writing.

7.3	Termination of the Pre-vesting Period. An Incentive Recipient’s Pre-vesting Period shall terminate early, if:

(1)	the employment contract between the Incentive Recipient and the Group is or will be rescinded or terminated;

(2)	the Incentive Recipient is in violation of any laws, regulations or administrative rules, and the Group considers such violation will affect the Company’s interests or the Incentive Recipient’s work;

(3)

the Incentive Recipient is or is possibly in violation of the anti-commercial bribery agreement entered into by and between the Incentive Recipient and the Group or the Company’s integrity policy and/or other relevant anti-corruption policies, regardless of whether the Company has substantive evidence of legal significance, the amount involved, or whether it constitutes a violation of any laws and regulations;

(4)	the Incentive Recipient is in violation of this Plan and confidentiality obligations under the Notice of Grant;

(5)	the Incentive Recipient is in violation of bylaws or polices of the Company and requirements or provisions in the employment contract; or

(6)

the Company considers that such Incentive Recipient is at Level C (or its equivalent level under the Group’s future updated or adjusted performance or assessment standards) or below under the standards set by the Group with respect to such Incentive Recipient (such as the standards for the company value assessment and annual performance assessment);

in each case of the above paragraphs (1) to (6), the Notice of Grant issued by the ESOP Platform to the Incentive Recipient shall be automatically revoked and become null and void immediately, and all outstanding Options of the Incentive Recipient shall automatically lapse, where no written notice is required from the ESOP Platform and such Incentive Recipient is not required to sign any written document or make any confirmation.

7.4

Extension of the Pre-vesting Period. If any of the following events occurs (the period in which such event exists is the suspension period of the Pre-vesting Period), an Incentive Recipient’s Pre-vesting Period shall be extended accordingly.

(1)

The Company considers that such Incentive Recipient is at Level B (or its equivalent level under the Group’s future updated or adjusted performance or assessment standards) under the standards set by the Group with respect to such Incentive Recipient (such as the standards for the company value assessment and annual performance assessment), and the Administrator decides to suspend to implement and calculate the Pre-vesting Period set forth in the Notice of Grant issued to such Incentive Recipient, and designates an extra year as the observation period (the “Observation Period”). (x) Upon the completion of the Observation Period, if the Incentive Recipient achieves the Performance Eligibility Standards, the calculation of the Pre-vesting Period set forth in the Notice of Grant shall be restarted, and such Incentive Recipient may, at the expiration date of such Observation Period, have the exercise eligibility of the first tranche of Options with respect to number of Options receivable after the expiration of the Pre-vesting Period, and his/her subsequent exercise eligibility shall be considered from the expiration date of such Observation Period; (y) upon the completion of the Observation Period, if the Incentive Recipient fails to achieve the Performance Eligibility Standards, effective from the expiration date of the Observation Period, the Pre-vesting Period shall terminate, and the Notice of Grant issued by the ESOP Platform to the Incentive Recipient shall be automatically revoked and become null and void immediately, and all outstanding Options of the Incentive Recipient shall automatically lapse, where no written notice is required from the ESOP Platform and such Incentive Recipient is not required to sign any written document or make any confirmation.

(2)

The Incentive Recipient is in violation of bylaws or policies of the Group (other than the anti-commercial bribery agreement entered into by and between the Incentive Recipient and the Group or the Company’s integrity policy and/or other relevant anti-corruption policies) and requirements or provisions in the employment contract, as a result of which the Administrator decides to suspend to implement relevant provisions set forth in the Notice of Grant, and designates one extra year as the Observation Period. Upon the completion of the Observation Period, if the Incentive Recipient has corrected violations and no new violations occur, the calculation of the Pre-vesting Period set forth in the Notice of Grant shall be resumed.

(3)

The Company is in a period of acquisition, merger, listing, or other transactions that may lead to change of control, or the Shares shall be locked as required by investors or other third parties or the provisions of laws, regulations, rules and policies, as a result of which the exercise of the rights is temporarily impossible.

8.	Conditions of Entering Vesting Period

8.1	The following conditions shall be satisfied for an Incentive Recipient to enter the vesting period:

(1)	the Pre-vesting Period has expired and applicable Vesting Conditions have been satisfied;

(2)

the Incentive Recipient shall continuously meet the Performance Eligibility Standards, otherwise, the entering into vesting period shall be postponed for one year. If the Incentive Recipient still cannot meet the Performance Eligibility Standards one year later, the Administrator shall have the right to immediately cancel or continue to postpone the entering into vesting period;

(3)	the Incentive Recipient has met other conditions that the Administrator believes he/she should meet.

9.	Vesting

9.1	Vesting Schedule.

(1)	The first tranche of Options as provided under the Notice of Grant shall vest and become exercisable after an Incentive Recipient meets the conditions set forth in Section 8.1.

(2)

After one year anniversary from the last day of the Pre-vesting Period specified in the Notice of Grant issued by the ESOP Platform to the Incentive Recipient, if (i) all the conditions set forth in Section 8.1 are met, (ii) all the prior tranches of Options are vested, and (iii) he or she remains within the Group continuously for more than one year after the vesting of the last tranche of Options, the remaining tranche of Options shall vest and become exercisable in accordance with the schedule as provided under the Notice of Grant.

9.2

Time and Conditions of Exercise. The Administrator shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting and that a partial exercise must be with respect to a minimum number of Shares. The Administrator shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

9.3

Exercise procedures. When exercising Options in accordance with this Plan, the Incentive Recipient shall confirm with the Company the number of Options to be exercised by issuing a Notice of Exercise of Options, substantially in the form attached hereto as Appendix 2 (the “Notice of Exercise”), and the exercise shall be deemed to be completed upon confirmation by the Administrator, provided that all the expenses in connection with the exercise of the Options or delivery of Shares shall be borne by the Incentive Recipient. If agreed by the Company, (i) where the Incentive Recipient requests the ESOP Platform to redeem his/her exercised Shares pursuant to Section 10.6 hereof, the ESOP Platform shall have the right to deduct all the reasonable expenses actually incurred in connection with such redemption before paying the redemption proceeds to the Incentive Recipient; or (ii) where the Incentive Recipient sells or transfers his/her exercised Shares on the secondary market pursuant to Section 10.5 hereof, the ESOP Platform shall have the right to deduct all the reasonable expenses actually incurred in connection with such sale or transfer before paying the sale/transfer proceeds to the Incentive Recipient. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop transfer notices to agents and registrars.

9.4

The Incentive Recipient expressly acknowledges that the Shares obtained by exercising Options in accordance with this Plan shall be restricted Shares. Unless agreed by the Administrator, such Shares will be held by the ESOP Platform on behalf of the Incentive Recipient, which will not result in any change of the shareholder register of the Company or other subsidiaries of the ESOP Platform with the competent registration authority, nor any change of partners or shareholders of the ESOP Platform or other entities holding the Shares on behalf of the Incentive Recipient with the competent registration authority, nor mean that the Incentive Recipient has the right to vote on any matter of the Company or the ESOP Platform.

9.5

During the process of exercise, the Incentive Recipient shall execute the documents as required by the Administrator or the ESOP Platform. Otherwise, all outstanding Options of the Incentive Recipient shall automatically lapse.

10.	Other Terms and Conditions of Options

10.1

Exercise Price. The Exercise Price shall be determined by the Administrator and set forth in the Notice of Grant which may be a fixed price or a variable price related to the Fair Market Value. The Exercise Price may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Laws or any exchange rule, a downward adjustment of the Exercise Price mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected participants.

10.2

The grant and receipt of Options under this Plan shall be evidenced by a Notice of Grant. No person shall be entitled to any rights related to the ownership of any Shares until receiving such Shares upon exercise of the Options under this Plan.

10.3	Payment. The Administrator shall determine the methods by which the Exercise Price may be paid, the form of payment.

10.4

Market Standoff. The Incentive Recipient agrees in connection with any registration of the Company’s securities, that, upon request of the Company or the underwriters managing any public offering of the Company’s securities, the Incentive Recipient will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify (the “Lock-up Period”).

10.5	Restricted Transfer

(1)	Disposition of Shares. The Incentive Recipient shall make no disposition of the Shares (other than as permitted by this Plan) unless and until:

(a) the Incentive Recipient shall have notified the Company of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition;

(b) the Incentive Recipient shall have complied with all requirements of this Plan applicable to the disposition of the Shares (including the restrictions set forth in the Plan and the Notice of Grant); and

(c) the Incentive Recipient shall have provided the Company with written assurances, in form and substance satisfactory to counsel for the Company, that (i) the proposed disposition does not require registration of the Shares under any applicable securities laws or (ii) all appropriate action necessary for compliance with the registration requirements of any applicable securities laws or any exemption from registration or other restrictions available thereunder has been taken.

(2)

Notwithstanding any other provisions of this Plan, if the service of the Incentive Recipient is terminated by the Group other than for Cause (as defined below) during the Lock-up Period, from the date of such termination, the outstanding Options shall be automatically cancelled and lapse; the Incentive Recipient shall sell the exercised Shares within 30 days from the expiration of the Lock-up Period. Subject to Section 15.6, the exercised Shares that have not been sold within such period shall be redeemed by the ESOP Platform at a consideration equal to the Exercise Price of such Shares.

(3)

In the event of enforcement by a judicial agency against the Shares of the Incentive Recipient, the ESOP Platform shall have the right of first refusal with respect to such Shares. If the ESOP Platform waives its right of first refusal, the other shareholders of the Company shall have the right of first refusal.

10.6	Right of redemption

(1)

In the following circumstances, the exercised Shares (if any) shall be redeemed in the manner stated below subject to Section 15.6. The proportion and price of redemption shall be determined by the Administrator, and the Incentive Recipient’s Options that have not become vested and exercisable shall lapse immediately:

(i)

Subject to Section 10.5, if the service of the Incentive Recipient is terminated by the Group other than for Cause or his or her death or disability and such Incentive Recipient is not subject to any lock-up obligations as provided under Section 10.4, the Options that have not yet become exercisable shall automatically lapse and shall have no further force and effect, and, at the time when the Incentive Recipient departs, the Incentive Recipient may choose to transfer the exercised Shares as provided under Section 10.5. If the Incentive Recipient cannot transfer all the exercised Shares by two weeks before the termination of service, the Incentive Recipient shall request the ESOP Platform or other person or entity designated by the Administrator to redeem all or the remaining exercised Shares after the transfer. The proportion and price of redemption shall be negotiated by the Incentive Recipient and the ESOP Platform or the Administrator. In the event that consensus cannot be reached, the ESOP Platform or other person or entity designated by the Administrator shall have the discretion to redeem, at the full Exercise Price, all the exercised Shares held by the Incentive Recipient;

(ii)

If the service of the Incentive Recipient is terminated by the Group due to his or her death or disability, the Options that have not yet become exercisable shall automatically lapse and shall have no further force and effect, and the exercised Shares will continue to be valid. The exercised Shares may be transferred pursuant to Section 10.5 of this Plan or redeemed by the ESOP Platform or other person or entity designated by the Administrator. The proportion of transfer and/or redemption of exercised Shares according to this Plan shall be negotiated by the Incentive Recipient or his/her legal guardian or heir and the ESOP Platform or the Administrator. In the event that consensus cannot be reached, the ESOP Platform or other person or entity designated by the Administrator shall have the right to redeem, at the Exercise Price, 100% of the exercised Shares held by the Incentive Recipient.

(2)

Redemption method. In case of redemption by the ESOP Platform, if consensus is reached, the ESOP Platform or other person or entity designated by the Administrator shall have the right to purchase such exercised Shares at the negotiated price, and if consensus on the redemption price cannot be reached, the redemption price of the ESOP Platform or other person or entity designated by the Administrator shall be the Exercise Price provided under the Notice of Grant. The Incentive Recipient expressly acknowledges that redemption is a right rather than obligation of the ESOP Platform or other person or entity designated by the Administrator.

(3)

Before redemption, the Incentive Recipient shall cooperate unconditionally with the transferee or the redeeming person to complete all formalities to exit from the Shares, and unconditionally sign all relevant legal documents and cause the same complete. Otherwise, the Incentive Recipient shall be liable for breach of contract and shall indemnify the transferee or the redeeming person on the basis of the market value of such Shares. In the event that the said indemnification is not adequate to compensate all losses incurred by the Company and/or the ESOP Platform and/or the Administrator therefrom, the Company and/or the ESOP Platform and/or the Administrator shall have the right to seek recovery.

(4)

During the Lock-up Period, the Lock-up Period-related provisions under Applicable Laws, regulations, rules and policies shall be applicable. If no such provisions are available, specific requirements by the Administrator shall be applicable.

11.	Lapse of Options

(1)

Notwithstanding any other provisions herein, all Options that are granted by the ESOP Platform to an Incentive Recipient and have become vested and exercisable and the exercised Shares shall immediately lapse or be cancelled, if:

(i)	the service of the Incentive Recipient is terminated for Cause; or

(ii)

the Incentive Recipient creates mortgage, pledge or security over the Company’s shares or Options in any way, or use the same for exchange or debt repayment without the prior written consent of the Administrator.

For purpose of this Plan, “Cause” means (i) the commission of any act by the Incentive Recipient constituting (x) a felony or (y) financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under Applicable Laws); (ii) an Incentive Recipient’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Administrator, would or would reasonably be expected to: (A) adversely affect the business, the reputation or competitiveness of the Group with any of their current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Group to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by an Incentive Recipient to follow the lawful directives of the chief executive officer of the Group or the Board; (iv) a violation by the Incentive Recipient of Applicable Laws, which at the discretion of the Administrator, would or would reasonably be expected to have an adverse effect on the Group; or (v) any violation of the Group’s integrity policy and/or other relevant anti-corruption policies or any material violation of any confidentiality obligations under the Plan or other binding agreements, and non-competition obligations (whether required by law or under any agreement entered into between the Incentive Recipient and the Group), holding any position or any interest in, or providing any service to, a competing enterprise, or soliciting business from customers, agents and/or contractors of the Group for the interests of a competing enterprise, or abetting customers, agents and/or contractors of the Group in terminating their cooperation with the Group, or willful and deliberate non-performance of duty or gross negligence by the Incentive Recipient in connection with the business affairs of the Group.

(2)	In the following circumstances, all Options that are granted by the ESOP Platform to an Incentive Recipient and have become vested and exercisable shall immediately lapse or be cancelled as follows:

(i)

if the Incentive Recipient is in violation of confidentiality obligations under this Plan or bylaws of the Group (including the employee manual, but excluding the Group’s integrity policy or other anti-corruption policies) or provisions under employment contract, or engaged in willful misconduct deemed to be material by the Administrator, the ESOP Platform and the Administrator shall have the right to cancel the Incentive Recipient’s Options that have become vested and exercisable for exercise in the most recent year;

(ii)

if, as a result of any change in the Incentive Recipient’s position and responsibilities, he/she makes less contribution to the Company, the ESOP Platform and the Administrator shall have the right to cancel such Incentive Recipient’s Options that have become vested and exercisable in the most recent year;

(iii)

if the Company determines that the Incentive Recipient is directly responsible for the Company’s loss, decline in business performance, or lagging behind rivals in respect of technological competence, the ESOP Platform and the Administrator shall have the right to cancel such Incentive Recipient’s Options that have become vested and exercisable in the most recent tranche.

(3)

If an Incentive Recipient ceases to be a director, officer or employee of, or to otherwise perform services for, the Group for any reason other than for Cause or his or her death or disability and such Incentive Recipient is not subject to any lock-up obligations as provided under Section 10.4, (A) all of the Incentive Recipient’s options that have vested and were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise be terminated and thereafter be forfeited at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options as indicated in the Notice of Grant, and (B) all of the Participant’s Options that were not fully vested or exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

12.	Amendment and Termination

This Plan may be amended and supplemented as determined by the Administrator, which shall become effective as of the date of notice or announcement thereof. The Administrator may amend, revise, suspend or terminate this Plan as the Company’s business needs change.

13.	Compliance with Laws

This Plan, the granting and unlocking of Options under this Plan and the provision, issuance and delivery of Shares, and the acceptance of promissory notes, and/or the payment of monies under this Plan or Options must comply with all Applicable Laws of Hong Kong of the People’s Republic of China and laws, regulations and rules of any related jurisdiction, and are subject to such filing, registration and/or approval formalities with any listing, regulatory or governmental authority as may, in the opinion of the Company’s counsel, be necessary or reasonable in connection therewith. A person receiving any Option or Share under this Plan shall, upon the request of the Company, provide such warranties and representations to the Company and take such actions as the Administrator may deem necessary or reasonable to ensure the compliance with all applicable legal and accounting requirements.

The Incentive Recipient understands that the China Securities Regulatory Commission (the “CSRC”) of the People’s Republic of China (the “PRC”) has yet to determine if Chinese citizens shall be accorded full rights to hold securities of foreign privately-held or publicly-listed entities outside China or any options or other rights to acquire such securities. Accordingly, the Incentive Recipient agrees that should the CSRC, or any other governmental or regulatory authority in China materially restrict the rights or obligations of the Company or of the Incentive Recipient hereunder (including in relation to a Change of Control or IPO), in the sole opinion of the Administrator, the Company shall be entitled to amend or terminate the Plan, or any term or provision thereof, as appropriate and necessary in the Administrator’s sole discretion, so as to comply with such governmental or regulatory requirements. This right to amend or terminate includes but is not limited to (i) the right to terminate the Incentive Recipient’s rights hereunder in full, as well as (ii) the right to repurchase any Shares that may have been sold hereunder (which repurchase shall be effective and recorded in the Company’s security registers upon the Company refunding to the Incentive Recipient the Exercise Price paid for such Shares, including where such refund is recorded in the Company’s accounting records as reserved for such purpose), in each case without obtaining the Incentive Recipient’s consent or the consent of any other person or entity for the purposes of this Section 13, provided that the Board, in good faith, determines that commercially reasonable efforts have been made to (i) achieve compliance with the terms of the Plan, and (ii) otherwise, make available to Incentive Recipients aggregate economic consideration which is no less favorable (on a gross pre-tax basis) than otherwise available had the Plan been complied with notwithstanding this Section 13. Further, the Incentive Recipient’s rights under this Plan shall be subject to his or her compliance with Applicable Laws including but not limited to any registrations that may be required by any competent governmental authority.

14.	Tax Withholding; Payment of Expenses

The Incentive Recipient may be required to pay to the Company or any of its subsidiary, and the Company or any of its subsidiary shall have the right and is hereby authorized to deduct from any Share or other property deliverable under any Option or any remuneration or other payment (including salary or bonus) otherwise payable to any Incentive Recipient, any withholding tax, supplementary tax (if any) and all applicable expenses that may be required under Applicable Laws relating to any Option or its exercise, any payment, transfer or redemption of the Options or Shares under this Plan (which amount may be deducted in the form of cash, stock or other properties). The Company or any of its subsidiary may also take other actions deemed necessary by the Company to fulfill all obligations to pay such taxes.

15.	General Provisions

15.1	Effective Date. The Plan shall become effective on the date of its adoption by the Board (the “Effective Date”).

15.2

This Plan is a trade secret of the Company, and in no way shall the Incentive Recipient leak it, or otherwise it shall be liable for indemnifying against all losses incurred by the Company therefrom and no longer enjoy any right under this Plan and Option-related documents.

15.3

Adjustments. In the event of any dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the shares of Shares or the share price of a Share, the Administrator shall make such proportionate adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan; (b) the terms and conditions of any outstanding Options (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant and exercise of Options under the Plan.

15.4

This Plan shall prevail over other related legal documents, and all other legal documents, including the Notice of Grant, shall be construed in accordance with this Plan. The Administrator shall have the right of final interpretation of this Plan. In the event that this Plan has any conflict with any Applicable Laws, regulations, or rules, the latter shall prevail. If the Incentive Recipient cannot exercise any Options in such case, none of the Company, the ESOP Platform or the Administrator shall be held liable therefor, and the Incentive Recipient shall bear the consequences on his/her own.

15.5

The Incentive Recipient shall be solely responsible for obtaining any governmental or other official approval in any state or jurisdiction required for the granting or exercise of any Option, and for completing any necessary filing and registration formality required by any government or other authority. The Company shall have no responsibility if such person fails to obtain any of such approvals or may need to pay any tax or bear any other responsibility due to his/her participation in this Plan.

15.6

The Administrator may, in his sole discretion, determine the time or times at which Options eligible for exercise and/or exercised Shares (if any) shall be transferred pursuant to Section 10.5 or redeemed pursuant to Section 10.6, for reasons related to Applicable Laws, regulations, rules and policies or other reasonable considerations of the Company.

15.7	This Plan and all Options granted hereunder shall be governed by, and construed in accordance with, laws of Hong Kong of the People’s Republic of China.

15.8	This Plan shall be written in Chinese and English. Both versions are equally authentic. In the event of any discrepancy between the two versions, the Chinese version shall prevail.

- End -

Appendix 1

Dingdong (Cayman) Limited

2020 Share Incentive Plan - [Option ID ${option_id}]

Notice of Grant of Options

To: ${name}

ID Code: ${id_code}

Purpose of Grant of Options

You are receiving this Notice of Grant of Options (this “Notice”) from EatBetter Holding Limited, as the ESOP platform (the “ESOP Platform”), for the grant of a certain number of Options as award to you. This award is made under the 2020 Share Incentive Plan, as amended, (the “Plan”) of Dingdong (Cayman) Limited (the “Company”) and this Notice constitutes the Notice of Grant pursuant to Sections 5.2 of the Plan. This Notice shall completely supersede any and all prior agreements, arrangements and understandings, both written and oral, between you and the Company any of its subsidiary or the ESOP Platform, with respect to the subject matter hereof and thereof. Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Plan.

Number of Options

The Options you are entitled to receive are ${grant_amount} Options (“Total Number of Options”). Each Option that has been vested and exercised is equivalent to 0.05 Class A Ordinary Shares of the Company.

Eligibility for Exercise

Subject to the conditions set forth in the Plan, the Pre-vesting period shall be from [•] to [•]. On {vest_day_1}, 25% of the Total Number of Options will become eligible for exercise; on {vest_day_2}, 25% of the Total Number of Options will become eligible for exercise[; and on {vest_day_3}, 25% of the Total Number of Options will become eligible for exercise; and on {vest_day_4}, 25% of the Total Number of Options will become eligible for exercise].

Exercise Price

The Exercise Price shall be $ ${Exercise_Price}/Share.

Specific Rules of Grant and Exercise of Options

No Option shall be exercisable in whole or in part more than ten years from the date of this Notice. Please refer to the Plan recognized by you for specific rules of grant and exercise of Options, which the Administrator shall have the sole discretion to interpret. This Notice is confidential, and you shall have a confidentiality obligation with respect to it. Any violation of this confidentiality obligation shall be addressed in accordance with the Plan.

Tax Consequences; Independent Advice. YOU UNDERSTAND THAT YOU MAY UNDERTAKE CERTAIN ADVERSE TAX LIABILITIES AS A RESULT OF THE GRANT OF OPTIONS AND ANY SUBSEQUENT PURCHASE AND DISPOSITION OF THE SHARES. YOU REPRESENT THAT YOU HAVE CONSULTED WITH ALL ADVISERS WHICH YOU DEEM ADVISABLE IN CONNECTION WITH THE RECEIPT OF THE OPTIONS AND THE PURCHASE AND DISPOSITION OF THE SHARES AND THAT YOU ARE NOT RELYING ON THE COMPANY, ANY INVESTOR OR ANY ADVISOR TO ANY OF THE FOREGOING FOR ANY TAX, LEGAL OR OTHER ADVICE.

Acceptance. You hereby acknowledge receipt of a copy of the Plan, this Notice and the Notice of Exercise of Options. You have read and understand the terms and provisions hereof and thereof, and accept the Options subject to all terms and conditions of the Plan, this Notice and the Notice of Exercise of Options.

Incentive Recipient (signature):                ${emp@lo#y}

Date:                ${employee_sign_date}

EatBetter Holding Limited

[This page is retained by the Company]

Dingdong (Cayman) Limited

2020 Share Incentive Plan - [Option ID ${option_id}]

Notice of Grant of Options

To: ${name}

ID Code: ${id_code}

Purpose of Grant of Options

You are receiving this Notice of Grant of Options (this “Notice”) from EatBetter Holding Limited, as the ESOP platform (the “ESOP Platform”), for the grant of a certain number of Options as award to you. This award is made under the 2020 Share Incentive Plan, as amended, (the “Plan”) of Dingdong (Cayman) Limited (the “Company”) and this Notice constitutes the Notice of Grant pursuant to Sections 5.2 of the Plan. This Notice shall completely supersede any and all prior agreements, arrangements and understandings, both written and oral, between you and the Company any of its subsidiary or the ESOP Platform, with respect to the subject matter hereof and thereof. Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Plan.

Number of Options

The Options you are entitled to receive are ${grant_amount} Options (“Total Number of Options”). Each Option that has been vested and exercised is equivalent to 0.05 Class A Ordinary Shares of the Company.

Eligibility for Exercise

Subject to the conditions set forth in the Plan, the Pre-vesting period shall be from [•] to [•]. On {vest_day_1}, 25% of the Total Number of Options will become eligible for exercise; on {vest_day_2}, 25% of the Total Number of Options will become eligible for exercise[; and on {vest_day_3}, 25% of the Total Number of Options will become eligible for exercise; and on {vest_day_4}, 25% of the Total Number of Options will become eligible for exercise].

Exercise Price

The Exercise Price shall be $ ${Exercise_Price}/Share.

Specific Rules of Grant and Exercise of Options

No Option shall be exercisable in whole or in part more than ten years from the date of this Notice. Please refer to the Plan recognized by you for specific rules of grant and exercise of Options, which the Administrator shall have the sole discretion to interpret. This Notice is confidential, and you shall have a confidentiality obligation with respect to it. Any violation of this confidentiality obligation shall be addressed in accordance with the Plan.

Tax Consequences; Independent Advice. YOU UNDERSTAND THAT YOU MAY UNDERTAKE CERTAIN ADVERSE TAX LIABILITIES AS A RESULT OF THE GRANT OF OPTIONS AND ANY SUBSEQUENT PURCHASE AND DISPOSITION OF THE SHARES. YOU REPRESENT THAT YOU HAVE CONSULTED WITH ALL ADVISERS WHICH YOU DEEM ADVISABLE IN CONNECTION WITH THE RECEIPT OF THE OPTIONS AND THE PURCHASE AND DISPOSITION OF THE SHARES AND THAT YOU ARE NOT RELYING ON THE COMPANY, ANY INVESTOR OR ANY ADVISOR TO ANY OF THE FOREGOING FOR ANY TAX, LEGAL OR OTHER ADVICE.

Acceptance. You hereby acknowledge receipt of a copy of the Plan, this Notice and the Notice of Exercise of Options. You have read and understand the terms and provisions hereof and thereof, and accept the Options subject to all terms and conditions of the Plan, this Notice and the Notice of Exercise of Options.

Incentive Recipient (signature):                ${emp@lo#y}

Date:                ${employee_sign_date}

EatBetter Holding Limited

[This page is retained by the Incentive Recipient]

Appendix 2

Dingdong (Cayman) Limited

2020 Share Incentive Plan - [Option ID ${option_id}]

Notice of Exercise of Options

To: EatBetter Holding Limited

I hereby exercise my right with respect to all/${vest_amount_1} Shares underlying the Options that have been exercised, and request the allotment or transfer of such Shares to me in accordance with this Plan and the Memorandum of Association and Articles of Association of the Company.

I hereby deliver payment of the Exercise Price in the manner permitted in the 2020 Share Incentive Plan by, to the extent permitted or required by applicable laws, a deduction by the Company at an amount equal to $________ (as confirmed by the Administrator) from any payment of any kind (including salary or bonus) otherwise due to me.

I understand and agree that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by Applicable Laws, the Company’s certificate of incorporation or bylaws, any other agreement between the Purchaser and the Company or any agreement between the Purchaser and any third party:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER APPLICABLE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON RESALE AND TRANSFER AND, IF APPLICABLE, A RIGHT OF FIRST REFUSAL OPTION HELD BY THE ISSUER AND/OR ITS ASSIGNEE(S), AS SET FORTH IN AN OPTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. SUCH SALE AND TRANSFER RESTRICTIONS, AND IF APPLICABLE, THE RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

Name:

_${name}_

ID Code:

_${id_code}_

Date:    ${employee_sign_date}